Exhibit 2

EXECUTION VERSION

STANDSTILL AGREEMENT

April 2, 2023

c/o Ares Management LLC
2000 Avenue of the Stars
12th Floor

Los Angeles, CA 90067

Ladies and Gentlemen:

As a result of discussions in which Ares Management LLC has indicated to Frontier Communications Parent, Inc. (the “Company”) that one or more Ares Parties (as defined below) may have interest in purchasing additional equity in the Company from time to time up to an aggregate of 20.0% of the outstanding shares of Common Stock (as defined below), the Company, on the one hand, and each of Ares Management LLC (“Ares Management”), ACOF Investment Management LLC, on behalf of itself and each of the entities listed on Schedule A under “ACOF Entities”, ASOF Investment Management LLC, on behalf of itself and each of the entities listed on Schedule A under “ASOF Entities”, and ASSF Operating Manager IV, L.P., on behalf of itself and each of the entities listed on Schedule A under “SSF IV Entities” (collectively, the “Ares Parties”), on the other hand, have agreed to the terms contained in this Standstill Agreement (this “Agreement”). This Agreement will take effect as of the date hereof (the “Effective Date”). For purposes of this Agreement, we refer to each of the Company and each Ares Party as a “Party” and, collectively, as the “Parties.”

1. Standstill Restrictions. From the Effective Date and continuing until the Expiration Date (as defined below), without the prior written consent of the Company, each Ares Party will not (and, solely in the case of Ares Management, none of the entities listed on Schedule A under “Upstairs Entities” (together with the Ares Parties, “Ares”) will), directly or indirectly:

(a) acquire, or offer or agree to acquire, by purchase or otherwise, any shares of common stock of the Company, par value $0.01 per share (“Common Stock”), or any other securities of the Company generally entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or such other securities, whether or not subject to the passage of time or other contingencies (collectively, “Voting Securities”), or engage in any swap or hedging transactions or other derivative agreements with respect to Voting Securities that would be reasonably likely to result in Ares subsequently acquiring beneficial ownership of such Voting Securities, in each case, if such acquisition, offer, agreement or transaction, together with any shares of Common Stock, Voting Securities and swaps, hedging transactions and other derivatives with respect thereto then held by Ares, would result in Ares having beneficial ownership of more than 20.0% of the shares of Common Stock outstanding at such time;

(b) enter into any commitment, agreement or arrangement with any Third Party (as defined below) regarding an Extraordinary Transaction (as defined below) (other than a customary confidentiality agreement), including any club, partnership or joint-bid with any Third Party with respect to an Extraordinary Transaction;

(c) initiate, participate in, publicly seek to advise or encourage any Third Party with respect to or otherwise publicly support any proxy contest (other than by voting its shares of Voting Securities) or any tender offer or exchange offer with respect to the Company not approved and recommended by the Board of Directors of the Company (the “Board”) with respect to (i) the election of directors of the Company, (ii) a change in the number of directors of the Company or the terms of such directors, (iii) a change in the Company’s management or (iv) an Extraordinary Transaction;

(d)  form, join or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any Voting Securities, other than solely with other members of Ares or any of their Affiliates; or

(e)  publicly propose any Extraordinary Transaction or publicly disclose an intent to propose any Extraordinary Transaction (it being understood that this Section 1(e) shall not restrict any member of Ares or its Affiliates from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other shareholders of the Company, or from participating in any such transaction that has been approved by the Board);

provided that the restrictions set forth in this Section 1 shall terminate automatically upon the earliest of (i) the public announcement by the Company of a definitive agreement providing for an Extraordinary Transaction, (ii) the close of business on the tenth business day following the date of a public proposal by a Third Party for an Extraordinary Transaction if the Board has not publicly made a recommendation to the Company’s shareholders with respect thereto as of such time and (iii) the filing by the Company or any of its “significant subsidiaries” (as defined for purposes of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”)) of a bankruptcy petition under any applicable law.

Notwithstanding anything in this Section 1 to the contrary, nothing shall prevent any member of Ares or any of its Affiliates from (i) making a private proposal or offer to the Board (or any committee thereof) or chief executive officer of the Company, in each case on a confidential basis or otherwise in a manner that would not require the Company to make a public announcement regarding such proposal or offer or (ii) participating as a bidder or financing source in any process with respect to an Extraordinary Transaction being conducted by the Board to the extent authorized by the Board.

As used herein, “Affiliates” shall have the meaning given to such term in Rule 12b-2 promulgated by the SEC under the Exchange Act.

As used herein “Extraordinary Transaction” means (i) any merger, acquisition, amalgamation, tender offer or exchange offer that requires approval of the Company’s stockholders, (ii) any recapitalization, restructuring, reorganization, spin-off or similar transaction, in each case outside of the ordinary course of business and involving all or substantially all of the consolidated assets of the Company and its subsidiaries (or, in the case of a recapitalization, an equivalent value) or (iii) a sale of all or substantially all of the consolidated assets of the Company and its subsidiaries.

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As used herein, “Expiration Date” means the later of (i) March 1, 2024 and (ii) the 10th business day following the date on which Ares beneficially owns a number of shares of Common Stock equal to or less than 15.0% of the outstanding shares of Common Stock, provided that Ares does not hold more than 15.0% of the outstanding shares of Common Stock at any point during such 10 business day period.

As used herein, “Third Party” means any person or entity that is not (a) a member of Ares or an Affiliate of Ares or any of their respective directors, officers, employees or agents, (b) the Company’s controlling or controlled Affiliates, (c) a member of the Board, (d) a director or officer of the Company, or (e) any professional advisor to any of the foregoing.

2.     Representations of the Company. The Company represents and warrants to each of the Ares Parties that (a) the Company has the corporate power and authority to execute and deliver this Agreement and to bind it hereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law) and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company.

3.      Representations of the Ares Parties. Each of the Ares Parties (severally and not jointly or jointly and severally) represents and warrants to the Company that (a) such Ares Party has the power and authority to execute and deliver this Agreement and to bind itself and the applicable other Ares Parties identified in the first paragraph of this Agreement to this Agreement, (b) this Agreement has been duly authorized, executed and delivered by such Ares Party, constitutes a valid and binding obligation of such Ares Party, and is enforceable against such Ares Party in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law), (c) the execution of this Agreement by such Ares Party does not and will not violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Ares Party that would materially impair such Ares Party’s ability to fulfill its obligations under this Agreement.

4.      Term. Unless otherwise mutually agreed in writing by each Party and except as otherwise provided in this Agreement, each Party’s obligations under this Agreement will extend until the Expiration Date; provided that no expiration or termination of this Agreement will relieve any Party from any liability for a breach of this Agreement prior to such expiration or termination. Notwithstanding the foregoing, Section 8 through Section 12 shall survive the termination of this Agreement.

5.     Expenses. All fees, costs and expenses incurred in connection with this Agreement will be paid by the Party incurring such fees, costs or expenses.

6.     Counterparts. This Agreement may be executed in two or more counterparts, each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

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7.     Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages may not be an adequate remedy for such a breach. It is accordingly agreed that each Party may be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof. Each Party agrees to waive any bonding requirement under any applicable law in the case any other Party seeks to enforce the terms by way of equitable relief.

8.     Governing Law; Jurisdiction; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles of such state. Each Party (a) irrevocably and unconditionally submits to the personal jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (c) agrees that any actions or proceedings arising in connection with this Agreement shall be brought, tried and determined only in such courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9 or in such other manner as may be permitted by applicable law will constitute sufficient service of process, and shall be valid and sufficient service thereof.

9.     Notice. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement and all legal process in regard to this Agreement shall be in writing and shall be deemed validly given, made or served, (a) if given by email, when such email is transmitted to the email address set forth below or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section:

If to the Company:

Frontier Communications Parent, Inc.

401 Merritt 7

Norwalk, Connecticut 06851

Attention: Mark Nielsen

Email: mark.nielsen@ftr.com

With a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Robert I. Townsend, III

    Andrew C. Elken

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Email: RTownsend@cravath.com

   AElken@cravath.com

If to an Ares Party:

c/o Ares Management LLC

2000 Avenue of the Stars

12th Floor

Los Angeles, CA 90067

Attention: Craig Snyder

    Felix Bernshteyn

    Eric Waxman

PE General Counsel

Email:         csnyder@aresmgmt.com

    fbernshteyn@aresmgmt.com

    ewaxman@aresmgmt.com

    PEGeneralCounsel@aresmgmt.com

With a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, CA 90067

Attention:  Rita-Anne O’Neill

Email:  oneillr@sullcrom.com

10.  Entire Agreement; Amendment. This Agreement, including Schedule A, contains the entire understanding of the Parties with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

11.  Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

12.   No Third Party Beneficiaries; Assignment; Several Obligations. This Agreement is solely for the benefit of the Parties and is not binding upon or enforceable by any other persons or entities. No Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void.

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Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons or entities other than the Parties, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party. All obligations of the Ares Parties shall be several and not joint or joint and several.

[Signature Page Follows]

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If the terms of this Agreement are in accordance with your understanding, please sign below and this Agreement will constitute a binding agreement among us.

FRONTIER COMMUNICATIONS PARENT, INC.

By:	/s/ Mark Nielsen
Name:	Mark Nielsen
Title:	Executive Vice President, Chief Legal and Regulatory Officer

[Signature Page to Standstill Agreement]

Acknowledged and agreed to as of the date first written above:

ARES MANAGEMENT LLC

By:	/s/ Naseem Sagati Aghili
Name: Naseem Sagati Aghili
Title: Authorized Signatory

ACOF INVESTMENT MANAGEMENT LLC, on behalf of itself and each of the entities listed under “ACOF Entities” on Schedule A to this Agreement

By:	/s/ Naseem Sagati Aghili
Name: Naseem Sagati Aghili
Title: Authorized Signatory

ASOF INVESTMENT MANAGEMENT LLC, on behalf of itself and each of the entities listed under “ASOF Entities” on Schedule A to this Agreement

By:	/s/ Naseem Sagati Aghili
Name: Naseem Sagati Aghili
Title: Authorized Signatory

ASSF OPERATING MANAGER IV, L.P., on behalf of itself and each of the entities listed under “SSF IV Entities” on Schedule A to this Agreement

By:	/s/ Naseem Sagati Aghili
Name: Naseem Sagati Aghili
Title: Authorized Signatory

[Signature Page to Standstill Agreement]

Schedule A

ACOF Entities:

ACOF VI Frontier AIV A1, L.P.

ACOF VI Frontier AIV A2, L.P.

ACOF VI Frontier AIV A3, L.P.

ACOF VI Frontier AIV A4, L.P.

ACOF VI Frontier AIV A5, L.P.

ACOF VI Frontier AIV A6, L.P.

ACOF VI Frontier AIV A7, L.P.

ACOF VI Frontier AIV A8, L.P.

ACOF VI Frontier AIV A9, L.P.

ACOF VI Frontier AIV A10, L.P.

ACOF VI Frontier AIV B1, L.P.

ASOF Entities:

ASOF Frontier AIV A1, L.P.

ASOF Frontier AIV A2, L.P.

ASOF Frontier AIV A3, L.P.

ASOF Frontier AIV A4, L.P.

ASOF Frontier AIV A5, L.P.

ASOF Frontier AIV A6, L.P.

ASOF Frontier AIV A7, L.P.

ASOF Frontier AIV A8, L.P.

ASOF Frontier AIV A9, L.P.

ASOF Frontier AIV A10, L.P.

ASOF Frontier AIV A11, L.P.

ASOF Frontier AIV B1, L.P.

ASOF II Frontier Holdings 1 L.P.

ASOF II Frontier Holdings 2 L.P.

ASOF II Frontier Holdings 3 L.P.

ASOF II Frontier Holdings 4 L.P.

ASOF II Frontier Holdings 5 L.P.

ASOF II Frontier Holdings 6 L.P.

ASOF II Frontier Holdings 7 L.P.

ASOF II A (DE) Frontier Holdings 1 L.P.

ASOF II A (DE) Frontier Holdings 2 L.P.

SSF IV Entities:

ASSF IV AIV B Holdings III, L.P.

ASSF IV AIV B, L.P.

Upstair Entities:

Ares Management Holdings L.P.

Ares Holdco LLC

Ares Management Corporation

Ares Management GP LLC

Ares Voting LLC

Ares Partners Holdco LLC